Morgan Stanley & Co. International plc

25 Cabot Square, Canary Wharf

London E14 4QA

United Kingdom

Goldman Sachs (Asia) L.L.C.

68th Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

United States of America

China International Capital Corporation Hong Kong Securities Limited

29th Floor, One International Finance Centre

1 Harbour View Street, Central

Hong Kong

China Renaissance Securities (Hong Kong) Limited

Unit 8107-08, Level 81,

International Commerce Centre,

1 Austin Road West, Kowloon, Hong Kong

VIA EDGAR

June 25, 2018

Barbara C. Jacobs, Assistant Director

Folake Ayoola, Special Counsel

Jeff Kauten, Attorney-Advisor

Craig Wilson, Senior Assistant Chief Accountant

Rebekah Lindsey, Staff Accountant

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:                             Uxin Limited

Registration Statement on Form F-1 (File No. 333-225266)

Registration Statement on Form 8-A (File No. 001-38527)

Ladies and Gentlemen:

We hereby join Uxin Limited (the “Company”) in connection with its request for acceleration of the above-referenced Registration Statements, requesting effectiveness at 4:00p.m., Eastern Time on June 26, 2018, or as soon thereafter as practicable.

Pursuant to Rule 460 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, we wish to advise you that we have effected the following distribution of the Company’s Preliminary Prospectus dated June 13, 2018, through the date hereof:

Preliminary Prospectus dated June 13, 2018:

2263 copies to prospective underwriters, institutional investors, dealers and others.

The undersigned advise that the underwriters have complied and will continue to comply with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

[Signature page follows]

Very truly yours,

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:	/s/ David Lau
Name: David Lau
Title: Managing Director

[Signature Page to Acceleration Request]

Very truly yours,

GOLDMAN SACHS (ASIA) L.L.C.

By:	/s/ Scott Chen
Name: Scott Chen
Title: Managing Director

[Signature Page to Acceleration Request]

Very truly yours,

J.P. MORGAN SECURITIES LLC

By:	/s/ Alice Takhtajan
Name: Alice Takhtajan
Title: Managing Director

[Signature Page to Acceleration Request]

Very truly yours,

CHINA INTERNATIONAL CAPITAL CORPORATION HONG KONG SECURITIES LIMITED

By:	/s/ Shi Qi
Name: Shi Qi
Title: Managing Director

[Signature Page to Acceleration Request]

Very truly yours,

CHINA RENAISSANCE SECURITIES (HONG KONG) LIMITED

By:	/s/ Claire Yeh
Name: Claire Yeh
Title: Managing Director

[Signature Page to Acceleration Request]